Exhibit 10.38

SECOND AMENDMENT

TO THE

PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

(Effective as of January 1, 2006)

Providing for Compliance with the Final Rules

under Section 409A of the Internal Revenue Code and Other Related Matters

Purpose and Background:

A.	Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Senior Vice President for Corporate Human Resources (“SVP”), or the successor to his or her duties relating to corporate human resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (“Prudential”) with respect to minor changes that are necessary or advisable for purposes of compliance with ERISA or other applicable laws or regulations, such as Section 409A of the Internal Revenue Code of 1986, as amended and the final guidance issues thereunder (together, “Section 409A”).

B.	Pursuant to resolutions adopted by the Compensation Committee of Prudential in September 2008, the SVP is authorized to delegate her authority to amend the Plan for compliance with Section 409A and related matters to Andrew Gregg, Vice President, Employee Benefits (“Delegate”).

C.	The Delegate has determined that the following amendment is within the scope of authority granted to him with respect to amending the Plan.

D.	Effective January 1, 2009, (or as otherwise provided) Prudential desires to amend the Plan to comply with the final regulations under Section 409A and in certain related ministerial respects, all as set forth below.

Resolutions:

1.	Section 1.9 of the Plan is hereby amended in its entirety to read as follows:

“Earnings” shall have the meaning set forth in PESP, except that Earnings for any Eligible Employee classified by the Employer as a Global Derivatives Financial Advisor (or under an equivalent successor classification) shall not exceed $250,000; provided, however, that the foregoing limit shall not apply to the Earnings of any Global Derivatives Financial Advisor if, and to the extent that, such Eligible Employee is compensated on a salary basis.

2.	Section 1.21 of the Plan shall be amended by adding the following proviso to the end thereof:

In no event shall any payment that is required to be made to a Participant pursuant to Article V upon a “Termination of Employment” be made to such Participant unless such “Termination of Employment” qualifies as a “separation from service” within the meaning of Section 409A of the Code.

3.	Article I of the Plan shall be further amended by adding the following new sections to the end thereof:

1.22 “Agent” means a Prudential Representative or Special Agent, as such terms are defined in The Prudential Merged Retirement Plan, as amended and restated effective as of January 1, 2006.

1.23 “Non-Agent” means any employment classification on the books and records of the Employer other than an Agent.

1.24 “Section 409A” means Section 409A of the Code and applicable guidance issued thereunder.

1.25 “Status Date” means the later of January 1, 2008, or the Participant’s Employment Commencement Date, as such term is defined in PESP.

4.	Article II of the Plan shall be amended by adding the following new section to the end thereof:

2.4 Special Rule for Agents. A Participant who receives payment of his Account in accordance with Section 5.2 of the Plan shall continue to participate in the Plan following receipt of such payment subject to such Participant’s continued satisfaction of the eligibility requirements set forth in this Article II.

5.	Section 5.3 of the Plan shall be renumbered Section 5.6 (and all cross-references thereto re-numbered accordingly) and the balance of Article V shall be amended and restated to read as follows:

5.1 Payment Rules for Non-Agents. The Account of a Participant who is classified on the Employer’s books and records as a Non-Agent on the Status Date shall be paid to him or her in a lump sum on the date that is six months after his or her Termination of Employment.

5.2 Payment Rules for Agents.

(a)	Subject to the provisions of Section 5.2(b) below, the Account of a Participant who is classified on the Employer’s books and records as an Agent on the Status Date shall be paid to him or her in a lump sum on the first of the month on or following the date that such individual attains age 65.

(b)	In the event that a Participant who is classified on the Employer’s books and records as an Agent on the Status Date attained age sixty-five prior to January 1, 2009, the Account of such Participant shall be paid to him or her on January 1, 2009, or as soon as administratively feasible thereafter, provided such payment is made no later than by March 31, 2009.

(c)	A Participant who receives a distribution under Section 5.2(a) or (b) above and continues to participate in the Plan in accordance with Section 2.4 hereof shall, for each Plan Year in which he or she continues such participation in the Plan, have the total contribution and interests credits made to this Account for such Plan Year paid to him or her in a lump sum no later than 90 days after the end of such Plan Year.

5.3 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 5.3 shall be paid in accordance with Section 409A of the Code on the earliest date in which the Company reasonably anticipates that: (i) the deduction of such payment will not be barred by the application of Code Section 162(m) and (ii) the making of the payment will not cause a violation of Federal securities laws or other applicable law.

5.4 No Change in Payment Rules Permitted. For purposes of determining the time of payment provisions that are applicable to a Participant in the Plan, a Participant’s employment classification as an Agent or Non-Agent shall be established on the Status Date. In no event shall any change in a Participant’s employment classification that occurs after the Status Date change the time of payment rules applicable to him or her under the Plan.

5.5 Payment Upon Death. In the event of a Participant’s death, the balance, if any, remaining in such Participant’s Account shall be paid to his or her Beneficiary, as designated or as otherwise determined under PESP, in a lump sum within ninety (90) days following the Participant’s death.

6.	Section 6.2(a) of the Plan shall be amended by adding the following provisions immediately at the end thereof:

The Plan is designed to comply with the applicable requirements of Section 409A, and shall be administered and construed in a manner consistent with such requirements.

7.	The first sentence of Section 7.2 of the Plan shall be amended by adding the words “in accordance with Section 409A” to the end thereof.

8.	The third sentence of Section 8.7 shall be restated to read in its entirety as follows:

Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company.

Adopted on behalf of The Prudential Insurance Company of America.

DATE: December 23, 2008	/s/ Andrew Gregg
Andrew Gregg
Vice President, Employee Benefits